Exhibit 10.7
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                                   SportsGiant



November 29, 2002

Mr. Joe Colonese
President
V-Formation, Inc.


         Re:  Letter of Intent and Interest

Dear Mr. Colonese

We are writing further to the recent discussions which we have had in connection with the inventory of Nexed roller hockey equipment which V-Formation presently has on hand (the "Nexed Product"), and how Sports Giant may be able to assist you in bringing this inventory to market, while at the same time creating a potential opportunity of mutual benefit regarding future Nexed product as well as other agreed upon brand name product in the roller hockey industry.

We understand that the original dealer cost of the Nexed Product and the relevant quantities are as set out in the list attached to this letter, which also sets out the aggregate wholesale value (totaling $565,280.00), and the individual wholesale value for the respective items. Our understanding of the terms and conditions to which we have agreed, regarding the disposition of the Nexed Product is as follows:

         1) Sports Giant shall issue written purchase orders, commencing upon acceptance of this letter of intent and interest, for amounts and quantities of the Nexed Product as specified in such purchase orders, which shall be invoiced by you at 30% off the wholesale value listed on the attached (the "Adjusted Wholesale Cost"). Sports Giant agrees to maintain careful and accurate records of its sales of Nexed Products covered by these purchase orders, and to pay the Adjusted Wholesale Costs within ten days after the end of each month, based upon the amount of Nexed Product sold in the immediately preceding month.

         2) Within one hundred and eighty (180) days from the receipt of Nexed Product covered by any particular purchase order, Sports Giant shall receive a credit for all Product covered by such purchase order(s) which remains unsold by Sports Giant.

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Letter of Intent and Interest
November 29, 2002
Page 2


         3) Upon receiving Nexed Product, Sports Giant shall immediately begin to market the product on its Web Site, www.hockeygiant.com, selected retail locations, and shall be permitted to establish a web site with the Nexed name to promote and market the products (expected to be Nexedhockey.com).

         4) Sports Giant shall be permitted to promote, market and sell the Nexed Product anywhere in the world. V-Formation shall refer any and all inquiries and or orders from any dealers, customers, etc. to Sports Giant for fulfillment.

         5) In the event that the parties mutually determine to enter in an exclusive distribution agreement, the parties shall negotiate terms under which Sports Giant can become an exclusive worldwide distributor for Nexed roller hockey product to distributors, retailers, rinks, teams and end-users, it shall be on such terms and conditions as mutually agreed to in writing. Such exclusive distribution agreement shall include Sports Giant issuing purchase orders to V-Formation, and paying for products so ordered with accompanying Letters of Credit.

         6) In the event that the parties mutually determine to enter into a non-exclusive private label agreement, the parties shall negotiate and agree upon terms and conditions under which Nexed will provide Sports Giant with product bearing the Sports Giant or other mutually agreeable brand name roller hockey equipment, to the extent that Nexed is ready, willing and able to supply the needs of Sports Giant at prices, and upon terms and conditions, and at product quality, all at least good or better than what Sports Giant is able to obtain from other manufacturers, it shall be on such terms and conditions as mutually agreed in writing. Such non- exclusive private label agreement shall include Sports Giant issuing purchase orders to V-Formation, and paying for products so ordered with accompanying Letters of Credit.

Based upon our understanding of your objectives, we believe that the foregoing can be a workable arrangement which can permit the sale and distribution of the existing accumulated Nexed inventory of product, while at the same time creating an opportunity for Nexed and for Sports Giant to continue the highly regarded Nexed name in the roller hockey product market, and perhaps create excellent opportunities going forward into the future. We look forward to your confirmation that these arrangements are acceptable and to marketing our first order in early December.

Yours truly, Agreed to and accepted by:

SPORTS GIANT LLC                                      V-FORMATION, INC.

s/Sam Simkin                                          s/Joe Colonese

Sam Simkin                                            Joe Colonese
Executive Vice President and Chief Financial Officer  President

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